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                                                                   Exhibit 10.42

                                 March 27, 1998



VIA FAX (202) 234-1560

John R. Fleder
Olsson, Frank and Weeda, P.C.
Suite 400
1400 Sixteenth Street, N.W.
Washington, D.C. 20036

                  Re:      Halsey Drug Company

Dear Mr. Fleder:

         As you know, Halsey Drug Company (Halsey) has not made any payment in the settlement of the criminal fine that was imposed on it by the United States District Court for the District of Maryland since May 1996. Payment of the fine has thus been long delinquent and the United State could, at this time, declare the fine to be in default and initiate a collection action for the full amount of the fine that remains unpaid, $2.15 million, and additional monetary penalties pursuant to 18 U.S.C. Section 3612.

         Rather than initiate such action at this time, I propose the following alternatives. The first alternative is that Halsey pay the full amount now due, $2.15 million, by May 1, 1998, in full satisfaction of the fine. If Halsey is not able to make such payment by that date, I suggest that, pursuant to 18 U.S.C. Section 3614, we jointly move the Court to modify the original sentence that was imposed on July 23, 1993.

         The sentence imposed by the Court included a fine of $2,500,000, but provided that it be payable pursuant to the following schedule: $125,000 was to be paid within 60 days of sentencing and an additional $125,000 was to be paid every 90 days thereafter until the fine was paid in full.
The interest requirement was waived.

         In light of its current financial circumstances I propose that both Halsey and the United States ask the Court to modify the sentence to allow for the following payment schedule and to provide the additional conditions set forth below.



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         1. Interest shall accrue on all outstanding balances at the rate calculated pursuant to 28 U.S.C. Section 1961, from the date on which the Court modifies the fine payment schedule until the fine and all accrued interest and penalty is paid in full.

         2. Halsey shall, beginning on May 1, 1998, cause a check drawn in the amount of twenty-five thousand dollars ($25,000), plus all accrued interest, to be made payable to the Clerk of the United States District Court every month. These monthly payments, via certified check, shall continue thereafter and be sent by Halsey so as to be received by the Clerk of the U.S. District Court for the District of Maryland in Baltimore, by the 7th day of each month. These monthly payments shall continue until Halsey has paid off all of its financial obligations to the United States which have arisen from this case. (When the 7th of any month falls on Saturday, Sunday or a Holiday, the payments shall be sent so that they are received by the Clerk of Court in Baltimore no later than the first business day after the 7th of the month).

         3. Until such time as this fine, including all applicable interest and penalties (the debt) is paid in full the United States shall have full access to all financial records of Halsey. All financial information requested by the Court or the United States shall be provided promptly.

         4. Until such time as this debt is paid in full Halsey shall not in any calendar year pay (or obligate itself to pay) to any individual (or on behalf of any individual) more than $150,000 without the prior written consent of the United States or an order of the U.S. District Court for the District of Maryland. The United States may withhold this consent only if it concludes that these payments are inconsistent with salaries generally paid for similar positions in the pharmaceutical industry in the New York City area and such payments would inhibit Halsey's ability to pay its debt to the United States as outlined in this agreement. Halsey shall provide all information that the United States requests in order for it to make these determinations. Halsey, however, considers the information which it provides about the compensation paid its employee to be exempt from disclosure under the Freedom of Information Act. If the United States has not responded to Halsey's request within 30 days, or if Halsey believes that the United States has inappropriately withheld its consent, Halsey may petition the District Court for authorization to pay the salary and or any other compensation which its management considers appropriate. In any petition to the District Court, Halsey will bear the burden of proof that its proposed compensation is reasonable and appropriate.

         5. Until such time as this debt is paid in full, if Halsey earns an after tax profit in any calendar year, as determined by generally accepted accounting principles, a sum equal to the lesser of the remaining debt or 25% of that profit shall, within 90 days of the close of the fiscal year, be paid to the United States in further payment of the principal on this fine.

         6. Until such time as this debt is paid in full, if Halsey sells any capital asset (or group of assets) for a sum in excess of $10,000 it shall either invest the entire sum in another capital asset, or within 90 days pay a sum equal to the lesser of the remaining debt or 25% of the proceeds of that sale to the United States in further payment of the principal on this fine.




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         7. If this proposal is accepted by the Court and Halsey makes all payments as specified in this proposal, and pays on time and in full the fine and all interest that may have accrued thereon, at that time, the Government will waive any penalty that could be assessed pursuant to 18 U.S.C. Section 3612(g). If at any time after a modified sentencing order is entered, Halsey does not make the required payments in a timely fashion, the United States will be free to declare that the fine is delinquent and/or in default, and exercise all legal process to immediately collect the full amount of the fine, interest and applicable penalties.

         This proposal is made subject to the approval of the U.S. Attorney for the District of Maryland and the U.S. District Court. If for any reason such approval is not forthcoming, both the United States and Halsey retain all rights and obligations that now exist.

         I have submitted this proposal to the U.S. Attorney for approval, and I ask that you promptly submit this proposal to your client for its approval.

                                                  Sincerely,



                                                  /s/ Lawrence G. McDade
                                                  ---------------------------
                                                  Lawrence G. McDade
                                                  Deputy Director
                                                  Office of Consumer Litigation
                                                  U.S. Department of Justice
                                                  1331 Pennsylvania Avenue, N.W.
                                                  Suite 950 North
                                                  Washington, D.C. 20004
                                                  (202) 307-0138

cc:      AUSA Barbara S. Sale